                                                Filed Pursuant to Rule 424(b)(3)
                                                   Registration Number 333-82540
PROSPECTUS SUPPLEMENT
(To Prospectus dated May 16, 2002)

                              IPC ACQUISITION CORP.

                    11.50% SENIOR SUBORDINATED NOTES DUE 2009

                                   -----------

      Attached hereto and incorporated by reference herein is our Current Report on Form 8-K, as filed with the Securities and Exchange Commission on January 24, 2003. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, dated May 16, 2002, with respect to the 11.50% Senior Subordinated Notes Due 2009, including any amendments or supplements thereto.

                                   -----------

      INVESTING IN THE NOTES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 11 OF THE ACCOMPANYING PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN THE NOTES.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

      This prospectus has been prepared for and will be used by Goldman, Sachs & Co. in connection with offers and sales of the notes in market-making transactions. These transactions may occur in the open market or may be privately negotiated, at prices related to prevailing market prices at the time of sale or at negotiated prices. Goldman, Sachs & Co. may act as principal or agent in these transactions. We will not receive any of the proceeds of such sales.

                                   -----------

                              GOLDMAN, SACHS & CO.

                                   -----------

                                January 24, 2003

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


           ----------------------------------------------------------

                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                Date of Report (Date of earliest event reported):
                                January 22, 2003




                              IPC ACQUISITION CORP.
             (Exact name of registrant as specified in its charter)




       DELAWARE                        333-82540                74-3022102
-----------------------------   --------------------------  -------------------
(State or other jurisdiction     (Commission file number)      (IRS Employer
      of incorporation)                                     Identification No.)




              88 PINE STREET, WALL STREET PLAZA, NEW YORK, NY 10005
    --------------------------------------------------------------------------
                    (Address of Principal Executive Offices)

       Registrant's telephone number, including area code: (212)-825-9060







================================================================================

ITEM 5.        OTHER EVENTS

         On January 22, 2003, IPC Information Systems, Inc., a wholly owned subsidiary of IPC Acquisition Corp., announced it had reached an agreement with Gains International (US) Inc. and Gains International (Europe) Limited to co-market voice and data network services to financial institutions in the Americas and Europe. IPC Information Systems, Inc. also announced an agreement that grants IPC Acquisition Corp. and IPC Information Systems, Inc. the option to purchase all of the outstanding shares of Gains International (US) Inc. and Gains International (Europe) Limited in December 2003, subject to certain conditions. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.





ITEM 7.        EXHIBITS

(c) Exhibits


EXHIBIT
   NO.         DESCRIPTION
-----------    -----------------------------------------------------------------

   99.1        Press release of IPC Information Systems, Inc. dated January
               22, 2003.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                 IPC Acquisition Corp.

Dated: January 24, 2003          By:        /s/   Timothy Whelan
                                 -----------------------------------

                                           Timothy Whelan
                                           Chief Financial Officer
                                           (PRINCIPAL FINANCIAL AND ACCOUNTING
                                           OFFICER AND DULY AUTHORIZED OFFICER)